Exhibit 99.1

June 15, 2009

Dear Fellow Shareholder:

It is dividend time again and time to give you a bit of an update on how things are going for your bank. I am happy to report that things continue to be pretty good at The Killbuck Savings Bank even through these turbulent times. Total assets of the Bank as of May 31, 2009 stood at $352.9 million compared to $341.8 million a year ago, an increase of $11.1 million. Core earnings remain good with after tax unaudited earnings for the first five months of 2009 totaling $1.45 million.

We continue to build core deposits as opposed to relying on other alternative sources of funding the balance sheet. Total deposits have grown to over $301 million representing an increase of over $10 million from a year ago. I believe that you can have much better control of your cost of funds by building core deposits as opposed to relying on someone else dictating in the future what you will pay for your funding.

The deposit growth funded $6 million in growth of outstanding loans. Although we are experiencing an explosion in refinancing activity as a result of very low interest rates, this activity does not generate a lot of new dollars in loans. We have both the money to loan and the desire to make quality loans. We are grateful; however, to report some growth in loans during a period of time when the consumer is fearful to make large purchases. Loan quality remains strong and we have yet to see any significant deterioration in credit quality. As the unemployment rate continues to rise, the potential for loan problems increase, but we believe we have sufficient liquidity and the financial strength to deal with these potential problems.

These are very difficult times with an ongoing recession which is the worst in decades (some are saying since the great depression); historically low interest rates which make it difficult to retain a reasonable net interest margin and much higher FDIC assessments. We have not had the problems that have been reported about many of the other financial institutions. Although preserving capital is very important during these times, with strong core earnings and excess capital, we see no need at this time to cut our dividend like many other institutions. It is a pleasure to enclose your dividend check representing $1.45 per share, the same that we paid a year ago. After deduction for the enclosed dividend, the book value of you stock has grown to $69.27 per share.

There have been recent glimmers of hope that the rate of decline in the economy has slowed and a possible recovery may be in the not too distant future. It took a long time to build the excesses that caused this recession, and it will take time to work off those excesses. But, with our capable group of bankers, we will maneuver our way through this and be ready for the better times to come. Any questions, do not hesitate to contact us. Have a Nice Summer.

Respectfully,

/s/ Luther E. Proper
Luther E. Proper
President